Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated December 23, 2019, except for the effects of the unit split described in Note 2, as to which the date is June 8, 2020, relating to the financial statements of CPG Newco LLC, which appears in The AZEK Company Inc.’s Registration Statement on Form S-1, as amended (File No. 333-236325). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1, as amended (File No. 333-236325), as incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
June 11, 2020